Exhibit 10.43

THIRTEENTH AMENDMENT TO CREDIT AGREEMENT

THIS THIRTEENTH AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is dated and effective as of November 10, 2008, by and between TREX COMPANY, INC., a Delaware corporation (sometimes hereinafter referred to herein as “Trex Inc.”), and BRANCH BANKING AND TRUST COMPANY, a North Carolina state banking corporation, successor by merger to Branch Banking and Trust Company of Virginia (hereinafter referred to herein as the “Bank”).

Trex Inc., TREX Company, LLC, a Delaware limited liability Company (“TREX LLC”), and the Bank are the original parties to that certain Credit Agreement dated as of June 19, 2002, as amended by a First Amendment to Credit Agreement dated as of August 29, 2003, as further amended by a Second Amendment to Credit Agreement dated as of September 30, 2004, as further amended by a Third Amendment to Credit Agreement dated as of March 31, 2005, as further amended by a Fourth Amendment to Credit Agreement dated as of July 25, 2005, as further amended by a Fifth Amendment to Credit Agreement dated as of December 31, 2005, as further amended by a Sixth Amendment to Credit Agreement dated as of November 9, 2006, as further amended by a Seventh Amendment to Credit Agreement dated as of December 31, 2006, as further amended by an Eighth Amendment to Credit Agreement dated as of March 16, 2007, as further amended by a Ninth Amendment to Credit Agreement dated as of June 12, 2007 and effective as of June 18, 2007, as further amended by a Tenth Amendment to Credit Agreement dated as of December 21, 2007, as further amended by an Eleventh Amendment to Credit Agreement dated as of December 31, 2007, as further amended by a Twelfth Amendment to Credit Agreement dated as of June 16, 2008 (as so amended and as it may hereafter be amended, restated, supplemented, replaced or otherwise modified from time to time, the “Credit Agreement”). Subject to the terms and conditions contained in the Credit Agreement, the Bank agreed to extend to Trex Inc. and TREX LLC (i) a revolving credit facility, with a letter of credit subfacility, in the aggregate amount of $70,000,000 for working capital financing of Trex Inc.’s and TREX LLC’s accounts receivable and inventory, to purchase new equipment and/or for other general corporate purposes of Trex Inc. and TREX LLC, (ii) a term loan facility in the amount of $9,570,079.88 to refinance the Winchester Property (as defined in the Credit Agreement), and (iii) a term loan facility in the amount of $3,029,920.12 to finance existing improvements to the Winchester Property. Effective December 31, 2002, TREX LLC merged with and into Trex Inc., with Trex Inc. being the surviving entity. As a result of such merger, Trex Inc. is the sole borrower under the Credit Agreement and shall hereinafter sometimes be referred to in this Amendment as the “Borrower.”

The Borrower has requested that the Bank modify the amount of the letter of credit subfacility in the Credit Agreement and modify a component of the Eligible Inventory (as defined in the Credit Agreement) in the Credit Agreement, and the Bank is willing to do so upon the terms and conditions contained herein.

Accordingly, the Borrower and the Bank hereby agree as follows:

Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings assigned thereto in the Credit Agreement.

2. Clause 6. contained in Section 2.01(c)ii. of the Credit Agreement is hereby deleted in its entirety and the following new clause is substituted in its place:

6. the account receivable is not subject to any assignment, security interest, lien, claim, or other encumbrance of any kind other than the lien and security interest in favor of the Collateral Agent;

3. Clause (B) of the last sentence contained in Section 2.01(c)iii. of the Credit Agreement is hereby deleted in its entirety and the following new clause is substituted in its place:

(B) consisting of Eligible Inventory consigned to Lowe’s Company, Inc. (“Lowe’s”) shall, notwithstanding Section 4.4(e) of the Security Agreement and the last sentence of Section 4.4 of the Security Agreement, be equal to the lesser of (i) the least of (1) the actual value of the Eligible Inventory consigned to Lowe’s, (2) $5,000,000 and (3) ten percent (10%) of the aggregate value of the Eligible Inventory and (ii) $-0-, provided that if (1) the Borrower shall have executed and delivered, and caused Lowe’s to have executed and delivered, to Branch Banking and Trust Company, as Collateral Agent (the “Collateral Agent”), a consignee letter in form and substance acceptable to the Collateral Agent and (2) the Borrower has fully complied with and remains in full compliance with all of the requirements set forth in Section 5.3(a) of the Security Agreement, then sub-clause (ii) shall not apply commencing on the Business Day immediately following the Business Day after the Collateral Agent shall have received such consignee letter from Lowe’s.

4. Clause (i) of Section 2.01(d) of the Credit Agreement is hereby deleted in its entirety and the following new clause is substituted in its place:

(i) $10,000,000,

5. The first sentence of Section 2.01(d)(2) of the Credit Agreement is hereby deleted in its entirety and the following new sentence is substituted in its place:

For each Letter of Credit issued under the terms of this Agreement (other than the Existing Letter of Credit), the Borrower will pay to the Bank (i) at the time of issuance a fee equal to one percent (1%) of the face amount of such Letter of Credit, subject to any minimum fees that the Bank may impose, and (ii) if such Letter of Credit has not expired, been surrendered to the Bank, or otherwise fully and irrevocably terminated on any anniversary date of the issuance of such Letter of Credit, an annual fee equal to one percent (1%) of the face amount of such Letter of Credit on such anniversary date (taking into account any adjustment in the face amount of such Letter of Credit effective as of such anniversary date), subject to any minimum fees that the Bank may impose, on such anniversary date; all of which fees described in the foregoing clauses (i) and (ii) shall be deemed fully earned and non-refundable once paid.

6. Section 2.01(d)(4) of the Credit Agreement is amended by inserting the following new sentences at the end of such section:

Notwithstanding the immediately preceding sentence, the Bank acknowledges and agrees that the Letter of Credit issued by the Bank for the benefit of Patwin Plastics Inc. in the original face amount of $1,920,000 (the “Patwin L/C”) has an expiration date of September 15, 2011 and the Letter of Credit issued by the Bank for the benefit of Palram Americas Inc. in the original face amount of $4,200,000 (the “Palram L/C”) has an expiration date of September 23, 2011. If the Patwin L/C or the Palram L/C has not expired, been surrendered to the Bank, or otherwise fully and irrevocably terminated on the Revolving Credit Termination Date, the Borrower hereby agrees (i) to deliver to the Bank on the Revolving Credit Termination Date immediately available funds in an amount equal to the maximum aggregate amount available for drawing under the Patwin L/C and the Palram L/C as of the Revolving Credit Termination Date to secure the Borrower’s reimbursement obligations to the Bank under the applicable Letter of Credit Application for the Patwin L/C and/or the Palram L/C, as applicable, and (ii) to execute and deliver to the Bank all such documents, instruments and other agreements as the Bank shall require in its sole discretion to confirm and secure the Borrower’s reimbursement obligations to the Bank and to create, perfect and protect that Bank’s security interest in and other rights to the immediately available funds so delivered to the Bank.

7. The Borrower hereby represents and warrants to the Bank (which representations and warranties shall survive the execution and delivery of this Amendment) that:

(a) It is in compliance with all of the terms, covenants and conditions of the Credit Agreement, as amended by this Amendment, and each of the other Loan Documents.

(b) There exists no Default or Event of Default under the Credit Agreement, as amended by this Amendment, and no event has occurred or condition exists which, with the giving of notice or lapse of time, or both, would constitute such a Default or Event of Default.

(c) The representations and warranties contained in Article V of the Credit Agreement are, except to the extent that they relate solely to an earlier date or except to the extent that they relate solely to TREX LLC, true in all material respects with the same effect as though such representations and warranties had been made on the date of this Amendment.

(d) The execution, delivery and performance by the Borrower of this Amendment are within its corporate powers, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any governmental body, agency or official and do not contravene or constitute (with or without the giving of notice or lapse of time or both) a default under any provision of applicable law or of the organizational documents of the Borrower or any Subsidiary or of any agreement, judgment, injunction, order, decree or other instrument binding upon or affecting the Borrower or any Subsidiary or result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries other than a Lien in favor of the Collateral Agent as provided in the Security Agreement.

(e) This Amendment constitutes the valid and binding agreement of the Borrower, enforceable against the Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and by equitable principles of general applicability (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(f) Except as set forth on Schedule 5.05 to the Credit Agreement, there is no material action, suit, proceeding or investigation pending against, or to the knowledge of the Borrower threatened against, contemplated or affecting, the Borrower or any of its Subsidiaries before any court, arbitrator or governmental body, agency or official which has, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or which in any manner draws into question the validity or enforceability of this Amendment or any of the other Loan Documents, and there is no basis known to the Borrower or any of its Subsidiaries for any such action, suit, proceeding or investigation.

8. The Bank’s agreement to enter into this Amendment is subject to the following conditions precedent:

(a) The Borrower shall have executed and delivered to the Bank this Amendment.

(b) The Borrower shall have executed and delivered, or caused to be executed and delivered, to the Bank such other and further documents, certificates, opinions and other papers as the Bank shall reasonably request; and the Borrower shall have paid all fees due to the Bank.

9. Except as expressly amended hereby, the terms of the Credit Agreement shall remain in full force and effect in all respects, and the Borrower hereby reaffirms its obligations under the Credit Agreement, as amended by this Amendment, and each of the other Loan Documents. The Borrower hereby waives any claim, cause of action, defense, counterclaim, setoff or recoupment of any kind or nature that it may assert against the Bank arising from or in connection with the Credit Agreement, as amended by this Amendment, any of the Loan Documents, or the transactions contemplated thereby or hereby that exist on the date hereof or arise from facts or actions occurring prior hereto or on the date hereof. Nothing contained in this Amendment shall be construed to constitute a novation with respect to the obligations described in the Credit Agreement.

10. All references to the Credit Agreement in any of the Loan Documents, or any other documents or instruments that refer to the Credit Agreement, shall be deemed to be references to the Credit Agreement as amended by this Amendment.

11. This Amendment shall be construed in accordance with and governed by the laws of the Commonwealth of Virginia.

12. Any Dispute arising out of or related to this Amendment or any of the other Loan Documents shall be resolved by binding arbitration as provided in Section 9.07 of the Credit Agreement. TO THE FULLEST EXTENT PERMITTED BY LAW, THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL WITH RESPECT TO ANY DISPUTE.

13. This Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one and the same instrument.

14. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. The Borrower shall not have the right to assign any of its rights or obligations under or delegate any of its duties under the Credit Agreement, as amended by this Amendment, or any of the other Loan Documents.

15. The Borrower hereby agrees that it will pay on demand all out-of-pocket expenses incurred by the Bank in connection with the preparation of this Amendment and all other related documents, including but not limited to the fees and disbursements of counsel for the Bank.

16. This Amendment represents the final agreement between the Borrower and the Bank with respect to the subject matter hereof, and may not be contradicted, modified or supplemented in any way by evidence of any prior or contemporaneous written or oral agreements of the Borrower and the Bank.

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IN WITNESS WHEREOF, the Borrower and the Bank have caused this Amendment to be executed by their duly authorized officers under seal as of the date first written above.

TREX COMPANY, INC.

By:	/s/ James E. Cline	(SEAL)
Name:	James E. Cline
Title:	Vice President and Chief Financial Officer

BRANCH BANKING AND TRUST COMPANY

By:	/s/ David A. Chandler	(SEAL)
Name:	David A. Chandler
Title:	Senior Vice President

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